UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 23, 2014

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

294 Washington Street, Suite 510 Boston, MA	02108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (857) 415-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see   General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 23, 2014, Cosi, Inc. (the “Company”) issued a press release announcing the final results of its previously announced rights offering, which expired at 5:00 p.m., New York City time, on December 12, 2014.  The Company reported it received subscriptions (including both basic and oversubscriptions) for a total of 15,974,390 shares, which exceeded the maximum offering of 13,333,333 shares by 2,641,057 shares.  Consequently, those stockholders who oversubscribed will have their oversubscriptions reduced pro rata based on the basic holdings of all stockholders who oversubscribed, subject to the 19.99% cap for any one hold and its affiliates.  The Company expects the transfer agent to begin distributing the shares and refund checks for unfulfilled oversubscriptions to stockholders today.  As a result of the Rights Offering, Cosi’s common stock will increase by 13,333,329 shares (four less than the amount offered due to rounding).  The Company has received the sales proceeds from the Rights Offering, and estimates the net proceeds to be approximately $19.7 million.

The Company also announced the opening of a new Company-owned restaurant at Northwestern Memorial Hospital Outpatient Care Pavilion in downtown Chicago, Illinois, on Friday, December 19, 2014.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Cosi, Inc., dated December 23, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cosi, Inc.

Date: December 23, 2014	By:	/s/ Scott Carlock
Name: Scott Carlock
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Press Release of Cosi, Inc., December 23, 2014.	E